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Exhibit F




	November 19, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

	Re:  Consolidated Natural Gas Company, et al.,
	     SEC File Number 70-8929

Dear Ladies and Gentlemen:

	The following opinion is rendered on behalf of Consolidated Natural Gas Company ("Consolidated"), a Delaware corporation, West Ohio Gas Company ("WOG"), an Ohio corporation and a wholly-owned subsidiary of Consolidated, and The East Ohio Gas Company ("EOG"), an Ohio corporation and a wholly-owned subsidiary of Consolidated, in accordance with the requirements of Exhibit F to Form U-1 of the Securities and Exchange Commission ("SEC") with respect to the proposed merger ("Merger") of WOG into EOG, the subject of the Application-Declaration ("Application-Declaration") before the SEC at File No. 70-8929.

	I have examined the Certificates of Incorporation and Bylaws of Consolidated, WOG and EOG, their respective corporate minutes relating to the Merger, the Agreement and Plan of Merger ("Agreement"), the Application-Declaration, and such other documents and records deemed necessary or appropriate in the circumstance.

	At the time of the merger pursuant to the Agreement, each issued and outstanding share of WOG common stock, $10,000 par value each, will be cancelled and extinguished, and each issued and outstanding share of EOG common stock, $50 par value each, will remain as one issued and outstanding share of EOG common stock, $50 par value each.

	Based on the aforesaid examination and relying thereon, I am of the opinion that all requisite action has been taken by Consolidated and its two subsidiaries which are parties to said Application-Declaration, except the actual carrying out thereof.

	In the event the proposed transactions are consummated in accordance with said Application-Declaration, I am of the opinion that:

	(a)	All state laws applicable to the proposed transactions will have been complied with;




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	(b)	WOG and EOG are validly organized and duly existing;

	(c)	The shares of EOG Stock which are outstanding immediately prior to the Merger will continue to be validly issued, fully paid and nonassessable immediately subsequent to the Merger, and the holder thereof will be entitled to the rights and privileges appertaining thereto set forth in EOG's Certificate of Incorporation;

	(d)	The open account advances, long-term loans and other debt
securities of WOG, if any, which are outstanding immediately prior to the Merger will, subsequent to the Merger, be valid and binding obligations of EOG in accordance with their terms; and

	(e)	The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Consolidated, WOG, EOG or by any associate company thereof.

	I hereby consent to the use of this opinion in connection with the aforesaid Application-Declaration, as amended.

	Very truly yours,



	N. F. Chandler
	Attorney